Execution Version

PURCHASE AND SALE AGREEMENT

between

Gastar Exploration USA, Inc.

as Seller,

and

Atinum Marcellus I LLC

as Buyer

dated

September 21, 2010

Execution Version

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Subject Properties
Exhibit B-1	Form of Assignment (Non-Producing)
Exhibit B-2	Form of Assignment (Producing)
Exhibit C	Form of Participation Agreement
Exhibit D	Form of Indenture
Exhibit E	Form of Deed
Exhibit F	Form of Guaranty Agreement

Schedules

Schedule 1.1	Excluded Assets
Schedule 1.2	Permitted Encumbrances
Schedule 4.4	Seller Consents
Schedule 4.7	Claims and Litigation
Schedule 4.8(a)	Applicable Contracts
Schedule 4.8(b)	Defaults Under Applicable Contracts
Schedule 4.8(c)	Contracts Affecting the Conveyed Interests
Schedule 4.8(d)	Affiliate Contracts
Schedule 4.9	Violations
Schedule 4.10	Preferential Rights
Schedule 4.11	Taxes
Schedule 4.13	Tax Partnerships
Schedule 4.16	Environmental Matters
Schedule 4.17	Subject Leases
Schedule 4.20	Well Status
Schedule 5.4	Buyer Consents
Schedule 6.1	Approved Expirations and Sales
Schedule 14.3	Purchase Price Allocation

v

Execution Version

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 21st day of September, 2010 (the “Execution Date”), by and between Gastar Exploration USA, Inc., a Michigan corporation (“Seller”) and Atinum Marcellus I LLC, a Delaware limited liability company (“Buyer”).  Buyer and Seller may be referred to herein collectively as the “Parties,” or individually as a “Party.”

RECITALS

WHEREAS, the Parties desire to participate together in the exploration and development of the Assets (as defined below) and certain other oil and gas interests on the terms and conditions set forth in the Participation Agreement (as defined below);

WHEREAS, in connection therewith, the Parties desire that Seller convey to Buyer, and that Buyer acquire from Seller, an undivided 50% (in certain cases, 3/14ths increasing to 50% subject to the terms and conditions of the Conveyances) interest in the Assets (but excluding the Excluded Assets) (each as defined below); and

WHEREAS, the Parties acknowledge and agree that the transactions contemplated by the Participation Agreement and the other Transaction Documents (as defined below) are integral to the transactions contemplated by this Agreement and that the execution of the Transaction Documents to be executed at the Closing (as defined below) in accordance with the terms hereof shall be conditions to the Parties’ obligations to effect the Closing.

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Agreement, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1      Defined Terms.  In addition to the terms defined in the preamble of this Agreement, for the purposes hereof, the following expressions and terms shall have the meanings set forth in this Section 1.1, unless the context otherwise requires:

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the first Person.  The term “control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Aggregate Deductible” means $1,000,000.00.

“Agreement” has the meaning set forth in the preamble.

“Allocable Amount” has the meaning set forth in Section 14.3.

“Allocation Schedule” has the meaning set forth in Section 14.3.

“Applicable Contracts” has the meaning set forth in Section 2.1(e).

“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise taxes and similar taxes, and (b) Transfer Taxes.

“Assets” has the meaning set forth in Section 2.1.

“Assignment” means the Assignment, Bill of Sale and Conveyance from Seller to Buyer pertaining to the Conveyed Interests, in the form attached to this Agreement as Exhibit B-1 and the Assignment, Bill of Sale and Conveyance (Producing Interests) from Seller to Buyer pertaining to the Conveyed Interests, in the form attached to this Agreement as Exhibit B-2

“Assumed Obligations” has the meaning set forth in Section 12.1.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Houston, Texas or the Republic of Korea are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Deliverables” has the meaning set forth in Section 9.3(a).

“Buyer Guarantor” means Atinum Partners Co., Ltd.

“Buyer Guaranty” means that certain Guaranty Agreement to be entered into by and between Buyer Guarantor and Seller prior to Closing, substantially in the form attached hereto as Exhibit F.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.2.

“Buyer Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in, or reasonably could be expected to result in, a material adverse effect on the ability of Buyer or Buyer Guarantor to perform their respective obligations in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

“Buyer’s Representatives” has the meaning set forth in Section 11.2(a).

“Claim Notice” has the meaning set forth in Section 12.7(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Code” means the Internal Revenue Code of 1986.

“Competing Transaction” means any proposal or offer from or to, or any agreement or understanding with, any Third Party relating to any direct or indirect acquisition, in one transaction or a series of transactions, of interests in all or a material portion of the Assets or any transaction similar in nature to the transactions contemplated by the Transaction Documents, in each case other than the Transaction Documents and the transactions they contemplate.

“Confidentiality Agreement” means that certain letter agreement between Seller Parent and Atinum Partners Co., Ltd. dated April 28, 2010.

“Contract” means any written or binding oral contract, agreement, franchise, license agreement, purchase order, binding bid, commitment or any other legally binding arrangement, excluding, however, any Lease, right of way or other instrument creating or evidencing an interest in the Conveyed Interests that constitute real or immovable property and any Debt Instrument.

“Conveyance” means any Assignment or Deed.

“Conveyed Interests” has the meaning set forth in Section 2.1.

“Cure Period” has the meaning set forth in Section 11.2(c).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Conveyed Interests to Buyer that are readily obtainable and customarily obtained after the assignment of properties similar to the Conveyed Interests.

“Debt Instrument” means any indenture, mortgage, loan, credit agreement, sale leaseback arrangement, guaranty of any obligation, bond, letter of credit or similar financial contract.

“Deeds” means the Indenture from Seller to Buyer pertaining to the Conveyed Interests, in the form attached to this Agreement as Exhibit D and the Deed from Seller to Buyer pertaining to the Conveyed Interests, in the form attached to this Agreement as Exhibit E.

“Defensible Title” means such title of Seller that:

(a)      with respect to each Subject Property, entitles Seller to receive not less than the percentage set forth on Exhibit A as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from that Subject Property;

(b)      with respect to each Subject Property, obligates Seller to bear a percentage of the costs and expenses relating to the maintenance, development and operation of that Subject Property that is not greater than the Working Interest set forth in Exhibit A for that Subject Property, except increases in Working Interest to the extent that they are accompanied by a proportionate or greater increase in the Net Revenue Interest of Seller, with respect to that Subject Property;

(c)      with respect to each Subject Property, entitles Seller to explore for Hydrocarbons and produce Hydrocarbons from lands covering the Net Acres set forth in Exhibit A with respect to that Subject Property; and

(d)      with respect to the Conveyed Interests, (i) is free and clear of all Encumbrances, other than Permitted Encumbrances, (ii) if a preferential purchase right applies to such Conveyed Interests, in connection with the transaction contemplated by this Agreement such preferential purchase right has been waived in writing or the time period during which such preferential purchase right must be exercised has expired (without such preferential purchase right having been exercised), and (iii) if the consent of the lessor party applies to such Conveyed Interests in connection with the transaction contemplated by this Agreement, that consent has been granted in writing.

“Designated Value” means $1,755.50 per Net Acre.

“Dispute” has the meaning set forth in Section 14.14(b).

“Drilling Carry Cap” has the meaning set forth in the Participation Agreement.

“Effective Time” means 12:01 a.m. (Eastern Time) on September 1, 2010.

“Encumbrance” means any lien, mortgage, security interest, pledge, charge or encumbrance.

“Environmental Condition” means (a) a Release of a Hazardous Substance at or from any of the Assets that Seller was required to report to a Governmental Authority pursuant to Environmental Law prior to the Closing Date; or (b) the existence on or before the Closing Date with respect to an Asset, or its operation, of any environmental pollution, contamination, degradation, damage or injury caused by or related to Seller’s operation of an Asset for which remedial or corrective action is presently required (or if known, would be presently required) by the Seller under Environmental Laws; provided, however, that any such condition that would not result in any Liabilities to Buyer as holder of the Conveyed Interests, or any Encumbrance on the Conveyed Interests, shall not be considered an Environmental Condition.

“Environmental Laws” means all applicable federal, state, and local Laws in effect on or before the Execution Date, relating to pollution or the protection of human health, safety, welfare, natural resources, and the environment, including those Laws relating to the Release or threatened Release of, or exposure to, Hazardous Substances, and those relating to the generation, manufacture, distribution, use, processing, treatment, storage, transportation, disposal, arrangement for transport or disposal, or other management of Hazardous Substances.  The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not enforceable under Environmental Law.

“Environmental Permit” means any Permit required to be held by Seller pursuant to Environmental Law.

“Excluded Assets” means all right, title and interest of Seller or any of its Affiliates in and to:  (a) all corporate minute books, financial records and other business records to the extent not related to the Assets; (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Seller or any of its Affiliates arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) all rights and interests of Seller or any of its Affiliates (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Effective Time, except to the extent Buyer elects to include any property subject to condemnation proceedings or a casualty loss event as permitted under Section 11.3; (e) all claims of Seller or any of its Affiliates for refunds of or loss carry forwards with respect to (i) production or any other Asset Taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the assets, properties or interests described elsewhere in this definition; (f) all personal property of Seller or any of its Affiliates not included within the definition of “Conveyed Interests”; (g) all audit rights arising under any of the Applicable Contracts (or otherwise) with respect to any period prior to the Effective Time or to any of the assets, properties or interests described elsewhere in this definition; (h) documents prepared or received by Seller or any of its Affiliates with respect to (i) lists of prospective purchasers for transactions compiled by Seller, any of its Affiliates or their respective representatives, (ii) bids submitted by other prospective purchasers of interests in all or any portion of the Assets, (iii) analyses by Seller, any of its Affiliates or their respective representatives of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, any of its Affiliates or any of their respective representatives, and any prospective purchaser (other than Buyer or any of its Affiliates, Subsidiaries, or its or their representatives), and (v) correspondence between Seller, any of its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; (j) any offices or office leases; (k) personal property located on any of the Subject Properties that are not directly related to, or used or held for use principally in connection with, the Conveyed Interests; (l) all Contracts that are not Applicable Contracts; and (m) the oil and gas leases and wells described in Schedule 1.1.

“Execution Date” has the meaning set forth in the preamble.

“Fee Interests” means the Mineral Interest and the Surface Interest.

“Final Settlement Statement” has the meaning set forth in Section 3.2(d).

“Form JOA” has the meaning set forth in the Participation Agreement.

“Governmental Authority” means any foreign, federal, state, regional, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any arbitrator or tribal authority having or asserting jurisdiction.

“Hazardous Substances” means any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof Released into the environment; or (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, NORM, or radon gas.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination of the foregoing, and any minerals produced in association therewith.

“ICC” has the meaning set forth in Section 14.14(b).

“ICC Court” has the meaning set forth in Section 14.14(c).

“ICC Rules” has the meaning set forth in Section 14.14(b).

“Indemnified Party” has the meaning set forth in Section 12.7(a).

“Indemnifying Party” has the meaning set forth in Section 12.7(a).

“Independent Accounting Firm” has the meaning set forth in Section 3.2(d).

“Initial Settlement Statement” has the meaning set forth in Section 3.2(c).

“Knowledge” means, with respect to Seller or Buyer, as applicable, the actual knowledge of a Responsible Officer of such Party.

“Law” means any applicable statute, law, rule (including rules of common law), regulation, ordinance, order, code, ruling, writ, injunction, judgment, settlement, decree or other official act or legally enforceable requirement of or by any Governmental Authority.

“Leases” means any oil, gas and/or mineral leases, subleases, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character in oil, gas and/or minerals in place and rights of way.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, supplemental environmental projects, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contracts claims, torts or otherwise.

“Memorandum” has the meaning set forth in the Participation Agreement.

“Mineral Interest” means the mineral interests conveyed by Seller to Buyer in accordance with the Indenture from Seller to Buyer pertaining to the Conveyed Interests, in the form attached to this Agreement as Exhibit D.

“Net Acre” means, as computed separately with respect to each Subject Property, (a) the number of gross acres in the lands covered by that Subject Property, multiplied by (b) the undivided percentage interest in oil, gas or other minerals covered by that Subject Property in such lands, multiplied by (c) Seller’s Working Interest in that Subject Property; provided, however, that if items (b) and/or (c) vary as to different areas of the lands (including depths) covered by that Subject Property, a separate calculation shall be done for each such area as if it were a separate Subject Property.

“Net Revenue Interest” means, with respect to any Subject Property, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Subject Property, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

“Net Title Adjustment Amount” has the meaning set forth in Section 11.2(f).

“NORM” means naturally occurring radioactive material.

“Oil and Gas Interests” has the meaning set forth in Section 2.1(a).

“PA Payments” has the meaning set forth in Section 3.2(a).

“Participation Agreement” means the Participation Agreement, dated as of the Closing Date, between Seller and Buyer, in the form attached to this Agreement as Exhibit C.

“Party” and “Parties” have the respective meanings given to such terms in the preamble.

“Permit” means any permit, water right (including water withdrawal, storage, discharge, treatment and disposal rights) license, registration, consent, order, approval, variance, exemption, waiver, franchise, right or other authorization obtained from any Governmental Authority.

“Permitted Encumbrances” means:

(a)      lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests, and similar burdens upon, measured by, or payable out of production if the net cumulative effect of all such burdens does not (i) operate to reduce the Net Revenue Interest of Seller in any Subject Property below the Net Revenue Interest set forth on Exhibit A for that Subject Property, (ii) obligate Seller to bear a Working Interest for any Subject Property that is greater than the Working Interest set forth on Exhibit A for that Subject Property (unless the Net Revenue Interest for that Subject Property is greater than the Net Revenue Interest set forth on Exhibit A in the same proportion as any increase in such Working Interest), or (iii) reduce the Net Acres for any Subject Property to an amount less than the Net Acres set forth in Exhibit A for such Subject Property;

(b)      liens for Asset Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(c)      Customary Post-Closing Consents;

(d)     conventional rights of reassignment upon final intention to abandon or release the Assets;

(e)      Title Defects, if any, that Buyer has waived in writing;

(f)      all applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, grant or Permit, or by any provision of Law, to terminate that right, power, grant or Permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets; (iii) to use that property in a manner that does not materially impair the use of that property for the purposes for which it is currently owned; and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any Permit;

(g)     rights arising as a matter of applicable Law of a common owner of any interest in rights-of-way or easements currently held by Seller and the common owner as tenants in common or through common ownership;

(h)     easements, conditions, covenants, restrictions, servitudes, Permits, rights-of-way, surface leases and other rights in the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, that (i) do not materially impair the use or operation of the Assets for the purposes of oil and gas development and (ii) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating similar oil and gas properties;

(i)       zoning and planning ordinances and municipal regulations;

(j)       vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations that are not yet due in the normal course of business or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

(k)      liens created under Subject Leases, Deeds or Applicable Contracts or by operation of Law in respect of obligations that are not yet due;

(l)       any encumbrance affecting the Conveyed Interests that is discharged by Seller at or prior to Closing and that is listed on Schedule 1.2;

(m)      the terms and conditions of any Applicable Contracts specifically set forth on Schedule 4.8(a) or any Subject Lease or Deed;

(n)      the terms and conditions of this Agreement; and

(o)      all other charges, encumbrances, agreements, instruments, obligations, defects, and irregularities (but not liens) affecting the Assets that individually or in the aggregate (i) are not such as to materially interfere with the operation or use of any of the Assets (as currently owned and operated), (ii) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating similar oil and gas properties and (iii) do not (A) reduce the Net Revenue Interest of Seller in any Subject Property below the Net Revenue Interest set forth on Exhibit A for that Subject Property, (B) obligate Seller to bear a Working Interest for any Subject Property that is greater than the Working Interest set forth on Exhibit A for that Subject Property (unless the Net Revenue Interest for such Subject Property is greater than the Net Revenue Interest set forth on Exhibit A in the same proportion as any increase in such Working Interest), or (C) reduce the Net Acres for any Subject Property to an amount less than the Net Acres set forth in Exhibit A for that Subject Property.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Pre-Closing Asset Tax Return” has the meaning set forth in Section 14.2(c).

“Property Designated Value” means, with respect to the applicable Conveyed Interests, an amount equal to the product of Designated Value and the number of Net Acres of such Conveyed Interests.

“Purchase Price” has the meaning set forth in Section 3.1.

“Records” has the meaning set forth in Section 2.1(i).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Responsible Officer” means (a) with respect to Seller, the Chief Executive Officer, Chief Financial Officer, President, Vice President, Senior Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of Seller or (ii) with respect to Buyer, the manager, the managing or sole member or a duly appointed officer of Buyer.

“SEC Reports” has the meaning set forth in Section 4.19.

“Seller” has the meaning set forth in the preamble.

“Seller Deliverables” has the meaning set forth in Section 9.3(b).

“Seller Indemnified Parties” has the meaning set forth in Section 12.3.

“Seller Material Adverse Effect” means an event, change or circumstance that (a) individually or in the aggregate, results in, or reasonably could be expected to result in, a material adverse effect on the ownership or operation of the Assets, taken as a whole and as currently operated as of the Execution Date or (b) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that for the purposes of clause (a) of this definition, none of the following shall constitute a Seller Material Adverse Effect, or shall be taken into account in determining whether a Seller Material Adverse Effect shall have occurred: (i) any effect resulting from announcing this Agreement or the Transaction Documents or from entering into or consummating the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions; (iii) changes in conditions or developments generally applicable to the oil and gas industry generally or with respect to any area or areas in which the Assets are located, (iv) acts of God, including hurricanes, storms and other natural disasters; (v) civil unrest or similar disorder, terrorist acts or any outbreak of hostilities or war; (vi) any effect resulting from a change in Laws from and after the Execution Date; (vii) any reclassification or recalculation of reserves in the ordinary course of business; (viii) any changes in the prices of Hydrocarbons; (ix) any effect resulting from any action taken by Buyer or any of its Affiliates, other than pursuant to this Agreement; (x) any effect resulting from any action taken by Seller or any of its Affiliates with the Buyer’s consent and (xi) natural declines in well performance.

“Seller Parent” means Gastar Exploration Ltd., an Alberta corporation.

“Specified Rate” means, for any day, an amount (but not to exceed the maximum rate permitted by applicable law) equal to 3% over the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing under “Key Rates” on www.bloomberg.com/markets (or on any successor or substitute quotation of such service) as “Current 1-Month LIBOR” as of the close of the market on the first Business Day of the calendar month in which that day occurs.

“Straddle Period” means any tax period beginning before and ending on or after the Effective Time.

“Subject Leases” has the meaning set forth in Section 2.1(a).

“Subject Properties” means, collectively, Subject Leases and Fee Interests.

“Surface Interest” means the surface fee interests conveyed by Seller to Buyer in accordance with the Deed from Seller to Buyer pertaining to the Conveyed Interests, in the form attached to this Agreement as Exhibit E.

“Tax Partnership” has the meaning set forth in the Participation Agreement.

“Termination Date” has the meaning set forth in Section 13.1(b).

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 12.7(c).

“Title Adjustment Claim Date” has the meaning set forth in Section 11.2(b).

“Title Adjustment Property” has the meaning set forth in Section 11.2(b).

“Title Arbitrator” has the meaning set forth in Section 11.2(e).

“Title Benefit” means, with respect to any Subject Property, (a) Seller’s entitlement to receive greater than the percentage set forth on Exhibit A as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from that Subject Property, (b) Seller’s obligation to bear a percentage of the costs and expenses relating to the maintenance, development and operation of that Subject Property that is less than the Working Interest set forth on Exhibit A for that Subject Property, except for decreases in Working Interest to the extent that they are accompanied by a proportionate or greater decrease in the Net Revenue Interest of Seller, with respect to that Subject Property, or (c) the excess of (i) Net Acres to which Seller is actually entitled for that Subject Property over (ii) the Net Acres set forth on Exhibit A for that Subject Property.

“Title Benefit Amount” has the meaning set forth in Section 11.2(d)(iii).

“Title Benefit Notice(s)” has the meaning set forth in Section 11.2(b).

“Title Claim” means a Title Defect or a Title Benefit.

“Title Defect” means any lien, charge, Encumbrance, defect, or other matter that, as of the Execution Date, causes Seller not to have Defensible Title in and to the Conveyed Interests; provided, however, that the following shall not be considered Title Defects:

(a)      defects in the chain of title or in the Subject Property itself consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the relevant Asset;

(b)      defects arising solely out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law;

(c)      defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(d)      defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;

(e)      defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for one year or more;

(f)      defects that have been cured by applicable Laws of limitations or prescription, including adverse possession and the doctrine of laches;

(g)      ownership of coal rights severed from the remainder of the surface rights and/or the oil and gas estate relating to any of the Subject Properties that is not certified in the applicable title opinion for such Subject Property to the extent not materially impairing the use or operation of the Assets for the purpose of oil and gas development;

(h)      any Asset subject to executed and recorded landowner consents for surface mining on such Asset to the extent the same could not reasonably be expected to impair materially Buyer’s use or ownership of the Asset;

(i)       any preferential purchase right attached to an Asset that (in connection with the transactions contemplated by this Agreement) either has been waived in writing or for which the time period during which such preferential purchase right must be exercised has expired (without the exercise of such preferential purchase right);

(j)       any lessor consent under a Subject Property that (in connection with the transactions contemplated by this Agreement) has been granted in writing; and

(k)      any removal of Subject Properties from the Conveyed Interests under Section 11.3 and clause (z) in the definition of Net Title Adjustment Amount in Section 11.2(f).

“Title Defect Amount” has the meaning set forth in Section 11.2(d)(i).

“Title Defect Notice(s)” has the meaning set forth in Section 11.2(b).

“Title Dispute” has the meaning set forth in Section 11.2(e).

“Transaction Documents” means this Agreement and those documents executed pursuant to or in connection with this Agreement, including the Conveyances, the Participation Agreement (and the documents and instruments executed in connection therewith), the Buyer Guaranty, and the Form JOA.

“Transfer Taxes” has the meaning set forth in Section 14.2(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Working Interest” means the interest in and to a Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

“Working Interest Share” has the meaning set forth in the Participation Agreement.

Section 1.2      Terms Generally; Rules of Construction.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or document herein shall be construed as referring to that agreement, instrument or document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on amendments, supplements or modifications set forth in the Transaction Documents), (b) any reference to any Law shall be construed as referring to that Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference to any Person shall be construed to include that Person’s successors and assigns (without limiting the restrictions contained in the Transaction Documents), (d) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (e) any reference herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Transaction Document shall be interpreted or construed against any Person solely because that Person or its legal representative drafted that provision.

ARTICLE II
PURCHASE AND SALE

Section 2.1      Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase and pay for an undivided 50% (with respect to (x) the Fee Interests, (y) the James Yoho #1 Well described in Schedule 4.20 as to all depths and its associated assets, and (z) the other wells listed on Schedule 4.20 and their associated assets to the extent relating to depths above the Marcellus formation) and an undivided 3/14ths (with respect to all other assets, to be increased to 50% in accordance with the Conveyances) of Seller’s right, title and interest (the “Conveyed Interests”) in and to the following (less and except for any such assets that Seller does not own as of the Closing Date as a result of actions taken or inaction after the Execution Date in compliance with Section 6.1), excluding the Excluded Assets (the “Assets”):

(a)      the Leases described in Exhibit A to all depths except as expressly stated otherwise in this Agreement (collectively, the “Subject Leases”) and Fee Interests, together with any and all leasehold and fee interests and other rights, titles and interests of Seller in and to, or arising in connection with (i) the leasehold and fee estates created by the Subject Properties, and (ii) the interest in any pooled acreage, communitized acreage or units arising on account of the Subject Leases and Mineral Interests having been pooled, communitized or unitized into such units (collectively with the Subject Properties, the “Oil and Gas Interests”);

(b)      all wells (whether producing, plugged and abandoned, temporarily abandoned, shut-in, injection, disposal, water supply or otherwise) that (i) are or were situated on or producing from the Subject Leases or Mineral Interests or lands pooled, communitized or unitized with the Subject Leases or Mineral Interests or (ii) are listed on Schedule 4.20;

(c)      all movable or personal property, improvements, fixtures, platforms, facilities, gathering lines, flow lines, injection lines, pipelines, processing or separating systems and plants, tanks, pits, boilers, buildings, machinery, equipment (surface and downhole), inventory, utility lines, power lines, telephone lines, roads and other appurtenances to the extent the same are situated on, across, under, over or within the Subject Properties as of the Effective Time;

(d)      all Hydrocarbons and other substances (i) produced on or after the Effective Time from or allocated to the Subject Leases, Mineral Interests or wells otherwise described in this Section 2.1 or (ii) present or stored in treating equipment, separation equipment, lines, pipe, tanks and vessels on or under the Subject Properties (including any and all line fill downstream or upstream of any custody transfer point) as of the Effective Time;

(e)      with respect to rights and obligations arising from and after the Effective Time, all contracts and other agreements, instruments and contract rights (including all Hydrocarbon purchase and sales agreements, gathering, compression, transportation and processing agreements, balancing agreements, joint venture agreements, easements, rights-of-way, servitudes, road, canal and surface use agreements, Permits, franchises, options, mineral, surface and subsurface leases, farm-out and farm-in contracts, exploration agreements, participation agreements, production call agreements, dry hole agreements, area of mutual interest agreements, acreage contribution agreements, operating, drilling, exploration and participation agreements, division orders, equipment leases, servicing agreements, unitization, pooling, communitization or spacing designations, declarations, agreements and orders, and engineering, procurement, construction, operating or maintenance agreements) to the extent and only to the extent they relate to any of the assets described above and all agreements and instruments referenced in any Subject Lease or Deed or in any other agreement or instrument under this clause (e) (collectively, the “Applicable Contracts”);

(f)      to the extent, and only to the extent, that such assets and properties are associated with the Oil and Gas Interests, all geophysical and other seismic and related technical data and information relating to the Oil and Gas Interests (except to the extent that the geophysical and other seismic and related technical data and information is not transferable, or transferable only with payment of a fee or other penalty to a Third Party that Buyer has not separately agreed in writing to pay, each such fee or penalty (and the related agreement or instrument) being described in Schedule 1.1);

(g)     all warranties, to the extent assignable, from other persons or entities to Seller regarding the assets described above;

(h)     Seller’s interest in all Permits relating to the foregoing, other than those properly held by Seller as operator of the Subject Leases, Mineral Interests and the wells described above; and

(i)      Seller’s books, records, files, data and information (including all lease files, title files, title opinions, curative reports, abstracts, division order files, unitization files, contract files, maps, land and mineral owner correspondence, joint operating agreement files, environmental and regulatory files, operational files, engineering, well, production, geological, paleontological and geochemical files and other files and records of a similar nature) (collectively, the “Records”) that relate to the assets described above.

Section 2.2      Excluded Assets.  Notwithstanding anything to the contrary, Seller and its Affiliates shall reserve and retain all of the Excluded Assets, and Buyer shall have no interest in, to and under, nor any obligations or liabilities with respect to, any Excluded Assets.

ARTICLE III
PURCHASE PRICE

Section 3.1      Purchase Price.  The purchase price for the sale of the Conveyed Interests as contemplated by Section 2.1 shall be an amount equal to $30,000,000.00 (as adjusted pursuant to this Agreement the “Purchase Price”) to be paid by Buyer to Seller in United States currency by direct bank deposit or wire transfer in same day funds at the Closing.

Section 3.2     Adjustments to Purchase Price.  The Purchase Price shall be adjusted as follows:

(a)      Upward Adjustments.  The Purchase Price shall be adjusted upward by an amount equal to the aggregate amount of all actual expenses and charges (net of any current tax benefits applicable thereto) incurred in the operation of the Conveyed Interests (i) that are paid by Seller and are attributable to the period of time from and after the Effective Time and (ii) that, had the Closing occurred at the Effective Time, would have been borne by Buyer under the terms of the Participation Agreement and any applicable joint operating agreement other than payments charged to Buyer under the Participation Agreement or any applicable JOA (“PA Payments”).

(b)      Downward Adjustments.  The Purchase Price shall be adjusted downward by the following amounts:

(i)      An amount equal to the proceeds and revenues, if any, received by Seller (net of applicable taxes and royalties) from and after the Effective Time that are attributable to the Conveyed Interests from and after the Effective Time;

(ii)      An amount equal to all expenses and charges related to the Conveyed Interests that have been paid by Buyer that are attributable to the period prior to the Effective Time; and

(iii)      Any reduction provided in Section 11.3.

(c)      Seller shall prepare and deliver to Buyer an accounting statement (as modified by Seller before Closing, the “Initial Settlement Statement”), no later than the seventh Business Day prior to Closing, which shall set forth Seller’s detailed and good faith estimate of the adjustments to the Purchase Price pursuant to Sections 3.2(a) and 3.2(b) and the resulting Purchase Price.  Seller shall, at Buyer’s request, promptly deliver to Buyer documentation substantiating Seller’s calculation of each adjustment set forth in the Initial Closing Statement and otherwise afford Buyer access to Seller’s records pertaining to the computations contained in the Initial Closing Statement.  Seller shall consider in good faith any changes Buyer proposes to the Initial Settlement Statement.

(d)      As promptly as practicable after the Closing Date, but in any event not later than the 60th day after the Closing Date, Seller shall prepare and submit to Buyer a proposed statement (the “Final Settlement Statement”), which shall show Seller’s final calculation of the Purchase Price, as adjusted pursuant to Sections 3.2(a) and 3.2(b).  On or before the 30th day after receipt of the Final Settlement Statement, Buyer may deliver to Seller a written report containing the changes, if any, that Buyer proposes to be made to the Final Settlement Statement.  Otherwise, it shall be conclusively presumed that Buyer concurs with the Final Settlement Statement, and such Final Settlement Statement shall be the basis for calculating the Purchase Price.  In the event that Buyer submits such a report, Seller and Buyer shall endeavor to agree on the Purchase Price not later than the 90th day after the Closing Date.  If Buyer and Seller have not agreed on the Purchase Price, then, after the 90th day after the Closing Date, either Seller or Buyer may refer the items in dispute to UHY Advisors or such other recognized firm of public accountants upon which Seller and Buyer may agree (an “Independent Accounting Firm”). Seller and Buyer shall instruct the Independent Accounting Firm to resolve the issues in dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of 15 days following the submission of such issues in dispute to the Independent Accounting Firm.  The resolution of such items by the Independent Accounting Firm shall be final and binding on Seller and Buyer.  The costs of such Independent Accounting Firm shall be borne equally by Seller and Buyer.

(e)      After agreement or other determination of the Purchase Price, then (i) if the Purchase Price is greater than the Purchase Price at the Closing based on the Initial Settlement Statement, Buyer shall pay to Seller an amount equal to the difference, or (ii) if the Purchase Price is less than the Purchase Price under the Initial Settlement Statement, Seller shall pay to Buyer an amount equal to the difference.  Payment of any amount due under clauses (i) or (ii) of this Section 3.2(e) shall be made on or before the fifth Business Day after the agreement or determination by wire transfer of immediately available funds to a bank account to be designated by notice from the receiving Party on or before the second Business Day after agreement or resolution.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following as of the Execution Date and, if the Closing occurs, will be deemed to have represented and warranted to Buyer the following as of the Closing Date:

Section 4.1      Organization; Existence.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.  Seller has all requisite corporate power and authority to own and operate its property and to carry on its business as now conducted.  Seller is duly licensed or qualified to do business in, and is in good standing in, all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not result in a Seller Material Adverse Effect, but including each state in which the Subject Properties are located.

Section 4.2      Authorization; Enforceability.  Seller has full corporate power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery, and performance by Seller of this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of Seller.  This Agreement is, and each of the other Transaction Documents to which Seller is a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3      No Conflicts.  Subject to the receipt of all consents and approvals described in Section 4.4, the execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is or will become a party and the consummation of the transactions they contemplate do (or will) not (a) conflict with or result in a violation or breach of or default under any provisions of the organizational documents or other governing documents of Seller, (b) conflict with, result in a violation, breach of, or default or the creation of any Encumbrance under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Subject Lease, Applicable Contract, note, bond, mortgage, indenture, license, or other agreement to which Seller is a party or by which Seller or the Conveyed Interests may be bound, or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such conflict, violation, breach or default would not result in a Seller Material Adverse Effect.

Section 4.4      Consents.  Except as set forth in Schedule 4.4 and except for Customary Post-Closing Consents, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, that are required or would be applicable (a) in connection with the transfer of the Conveyed Interests (assuming the various limitations “to the extent assignable” were not present in the definition of “Conveyed Interests” for this purpose), (b) the execution and delivery of this Agreement and the other Transaction Documents, or (c) for or in connection with the consummation of the transactions and the performance of the terms and conditions contemplated hereby and thereby by Seller.

Section 4.5      Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or Seller Parent and Seller is not, nor is Seller Parent or any of their respective Subsidiaries, insolvent or generally not paying its debts as they become due.

Section 4.6      Foreign Person.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 4.7      Claims and Litigation.  Except as set forth in Schedule 4.7, there is no suit, action or litigation by any Person or before any Governmental Authority, and no legal, administrative or arbitration proceedings, in each case, pending, or to Seller’s Knowledge, threatened against Seller with respect to the Conveyed Interests or that could reasonably be expected to have a Seller Material Adverse Effect.

Section 4.8      Applicable Contracts.

(a)      All Applicable Contracts are listed on Schedule 4.8(a) and include all Contracts to which Seller or any of its Affiliates is a party that are material to the ownership, exploration, exploitation, development, operation or marketing of production from the Oil and Gas Interests.

(b)      The Applicable Contracts are in full force and effect as to Seller and, to Seller’s Knowledge, each counterparty (excluding any Applicable Contract that terminates as a result of expiration of its existing term).  Except as set forth on Schedule 4.8(b), there exist no material defaults under the Applicable Contracts by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Applicable Contracts.  Except as set forth on Schedule 4.8(b) and except for such matters that would not, individually or in the aggregate, result in a Seller Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute a default under any Applicable Contract by Seller or, to Seller’s Knowledge, by any other Person who is a party to such Applicable Contract.  Prior to the Closing Date, Seller has made available to Buyer true and complete copies of each Applicable Contract and any amendments thereto.  Seller has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Applicable Contract.

(c)        Except for (A) the Applicable Contracts, (B) Contracts that may be cancelled upon notice and without penalty and the cancellation of which would not, individually or in the aggregate, have a material impact on the value of the Assets, (C) the Transaction Documents that are executed on the Closing Date and (D) as set forth on Schedule 4.8(c), there are no Contracts executed by Seller that will be binding on Buyer or encumber or bind the Conveyed Interests or the production therefrom after the Closing Date, including:

(i)      any joint operating agreement to which the Conveyed Interests are subject;

(ii)     any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business with respect to the Conveyed Interests, including any area of mutual interest Contracts with respect to the Conveyed Interests;

(iii)    any executory Contract that constitutes a pending purchase and sale agreement, farmout or farm-in agreement, exploration agreement, participation agreement or other Contract providing for the purchase, sale or earning of any material asset affecting the Conveyed Interests;

(iv)    any Contracts containing “tag along” or similar rights allowing a third party to participate in future sales of any of the Conveyed Interests;

(v)     any Hydrocarbon purchase and sale, gathering, transportation, processing or similar Contract under which the Conveyed Interests are dedicated;

(vi)   any Contract that contains a call on production from the Conveyed Interests;

(vii)  any Contract that is a Debt Instrument; or

(viii) any Contract involving any take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interest set forth in Exhibit A), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Conveyed Interests at some future time without receiving payment thereof at or after the time of delivery.

(d)      Schedule 4.8(d) lists all Contracts to which Seller or any of its Affiliates is a party under which Seller expects to procure goods and/or services from Seller or any of its Affiliates that will be charged, directly or indirectly, to Buyer as owner of the Conveyed Interests.

Section 4.9      No Violation of Laws.  Except as set forth on Schedule 4.9, (a) there is no uncured material violation by Seller of any applicable Laws with respect to the ownership or operation of the Assets and (b) to Seller’s Knowledge, there is no uncured material violation by any other Person of any applicable Laws with respect to the ownership or operation of the Assets.  This Section 4.9 does not relate in any way to environmental matters, including compliance with Environmental Laws, it being agreed that such matters are covered by and dealt with exclusively in Section 4.16.

Section 4.10      Preferential Rights.  Except as set forth on Schedule 4.10, there are no preferential rights to purchase that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby.

Section 4.11      Taxes.  Except as disclosed in Schedule 4.11:

(a)      all material Asset Taxes that have become due and payable have been properly paid;

(b)      all material returns with respect to Asset Taxes that are required to be filed by the owner of the Assets have been filed, and all such returns are true, correct and complete in all material respects;

(c)      no material administrative or judicial proceeding with respect to Asset Taxes has been commenced or is presently pending before any Governmental Authority; and

(d)      there are no material liens for taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) on the Conveyed Interests, other than statutory liens for current taxes not yet due.

Section 4.12      Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer, any Affiliate of Buyer or the Conveyed Interests shall have any responsibility.

Section 4.13      Tax Partnerships.  Except as set forth on Schedule 4.13, none of the Assets is held by or is subject to any contractual arrangement between Seller, on the one hand, and any other Person, on the other hand, whether owning undivided interests therein or otherwise, that is classified as a partnership for United States federal tax purposes and no transfer of any part of the Assets pursuant to this Agreement is treated as a transfer of an interest or interests in any such partnership, and, to the extent that any of the Assets are deemed by agreement or applicable Law to be held by a partnership for federal tax purposes, except as set forth on Schedule 4.13, each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to the acquisition by Buyer of the Conveyed Interests.

Section 4.14      Royalties, Etc.  Except as set forth on Exhibit A, neither Seller nor any of its Affiliates, is the beneficiary of any royalties, overriding royalties or other burdens on the Oil and Gas Interests.

Section 4.15      Permits.  Seller possesses all material Permits required to be obtained from any Governmental Authority for conducting its business with respect to the Assets as presently conducted, and there are no material uncured violations of the terms and provisions of such authorizations.  With respect to each such Permit, Seller has not received written notice from any Governmental Authority of any violation of such Permits that remains uncured.

Section 4.16      Environmental Matters.  Except as set forth on Schedule 4.16:

(a)       With respect to the Assets, Seller has not entered into, or, to the Knowledge of Seller, is subject to, any agreements, consents, orders, decrees, judgments, or other binding consensual arrangements or commitments pursuant to Environmental Laws that impose conditions that prevent the development or operation of a material portion of the Assets by the Seller other than ordinary course conditions pursuant to Environmental Laws.

(b)       Seller has not received any uncured written notice from any Person of any (i) Release or threatened Release of Hazardous Substances at or from any of the Assets or (ii) event, condition, circumstance, activity, practice or incident occurring on any land, facility, asset or property included in the Assets, in each case that (A) prevents, restricts, delays or otherwise interferes with (1) compliance by Seller or the Assets with any Environmental Law or the terms of any Environmental Permits, or (2) the development of the Assets or operation thereof, or (B) gives rise to or results in any Liability of Seller to any Person which, in the case of either clause (A) or (B) would be material in nature.

(c)       Seller has made available to Buyer complete and accurate copies of all environmental assessment and audit reports and studies and all similar documentation and correspondence in the possession of or control of Seller and addressing potentially material environmental Liabilities or obligations relating to ownership or operation of the Assets.

(d)       With respect to the Assets, there are no uncured violations of any Environmental Law.

(e)       The Assets are not subject to any Environmental Condition.

Section 4.17      Properties.  Exhibit A contains an accurate and complete list of each Subject Property and, with respect to each Subject Lease, its renewal date, including all Leases that Seller owns in the States of New York, Ohio and West Virginia and the Commonwealth of Pennsylvania other than Excluded Assets and Leases acquired after the Effective Time.  No Affiliate of Seller owns any Leases in the States of New York, Ohio or West Virginia or the Commonwealth of Pennsylvania.  There are no material defaults or violations by Seller or, to the Knowledge of Seller , any other party under, nor has Seller received any notice of termination or default with respect to, any of the Subject Leases.  Except as set forth on Schedule 4.17, there exist no material defaults under the Subject Leases by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Subject Leases.  Except as set forth on Schedule 4.17 and except for such matters that would not, individually or in the aggregate, result in a Seller Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any Subject Lease by Seller or, to Seller’s Knowledge, by any other Person who is a party to such Subject Lease.  True and complete copies of the Subject Leases have been, and will be available to Buyer for review in Seller’s office in Houston, Texas during normal business hours.  Seller has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Subject Lease described on Schedule 4.17.

Section 4.18      Copies of Documents.  The copies of all Subject Leases, Applicable Contracts, reports, filings, documents, instruments and other items Seller and its Affiliates have made available to Buyer and its representatives are correct and complete copies of the originals.

Section 4.19      SEC Filings.  The annual, quarterly and current reports filed by the Seller Parent after January 1, 2010 with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, (including information incorporated by reference therein and exhibits filed therewith) (collectively, the "SEC Reports") in each case taking into account information contained in subsequently filed reports constituting part of the SEC Reports, do not contain an untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading (excluding any such untrue statement or omission which has been disclosed to Buyer in writing as of the Execution Date). The SEC Reports contain all material information in connection with the Assets required to be disclosed therein (excluding any material information which has been disclosed to Buyer in writing as of the Execution Date).

Section 4.20      Well Status.  Schedule 4.20 sets forth a description of each existing well included in the Assets or otherwise located on the Subject Properties, along with accurate information regarding its current status.  No capital expenditures are currently required for any Subject Property or any wells located on any Subject Property, including any plugging and abandonment obligations, except as provided on Schedule 4.20.  To the Knowledge of Seller, all wells located on any Subject Property that have been plugged and abandoned were plugged and abandoned in all material respects in accordance with applicable Law.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following as of the Execution Date and, if the Closing occurs, will be deemed to have represented and warranted to Seller the following as of the Closing Date only:

Section 5.1      Organization; Existence.  Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware.  Buyer has all requisite limited liability company power and authority to own and operate its property and to carry on its business as now conducted.  Buyer is duly licensed or qualified to do business and is in good standing in all jurisdictions in which such qualification is required by Law except where the failure to qualify or be in good standing would not result in a Buyer Material Adverse Effect.

Section 5.2      Authorization; Enforceability.  Buyer and Buyer Guarantor have full limited liability company or company power and authority to enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which such Person is or will become a party and the transactions they contemplate.  Buyer’s execution and delivery of this Agreement, and performance of its obligations under this Agreement, have been duly and validly authorized and approved by all necessary limited liability company or company action.  This Agreement is, and each of the other Transaction Documents to which Buyer or Buyer Guarantor is a party when executed and delivered by Buyer or Buyer Guarantor, as applicable, will be, the valid and binding obligation of Buyer and Buyer Guarantor, as applicable, and enforceable against Buyer and Buyer Guarantor, as applicable, in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.3      No Conflicts.  Subject to the receipt of all consents and approvals described in Section 5.4, each of Buyer’s and Buyer Guarantor’s execution and delivery of, and performance of its obligations under, this Agreement and the other Transaction Documents to which it is or will become a party and the consummation of the transactions contemplated herein and therein do not (a) conflict with or result in a violation or breach of or default under any provisions of the organizational documents or other governing documents of Buyer or Buyer Guarantor, as applicable, (b) conflict with, result in a violation, breach of, default, the creation of any Encumbrance under, or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which Buyer or Buyer Guarantor, as applicable, is a party or by which Buyer or Buyer Guarantor or any of their property may be bound, or (c) violate any Law applicable to Buyer or a Buyer Guarantor, as applicable or any of their respective property, except in the case of clauses (b) and (c) where such conflict, violation, breach or default would not result in a Buyer Material Adverse Effect.

Section 5.4      Consents.  Except as listed on Schedule 5.4, no material consent, approval, authorization or Permit of, or filing with or notification to, any Person or Governmental Authority is required for or in connection with the execution and delivery of this Agreement and the other Transaction Documents or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Buyer or Buyer Guarantor.

Section 5.5      Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or Buyer Guarantor, and neither Buyer nor either Buyer Guarantor is insolvent or generally not paying its debts as they become due.

Section 5.6      Claims and Litigation.  There is no suit, action, investigation or inquiry by any Person by or before any Governmental Authority, and no legal, administrative, or arbitration proceedings pending, or to Buyer’s Knowledge, threatened in writing against Buyer or Buyer Guarantor, or to which Buyer or Buyer Guarantor is a party, in each case that could reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.7       Availability of Funds.  At Closing, Buyer will have available to it sufficient funds to pay the Purchase Price due at Closing.

Section 5.8      Independent Evaluation.  Buyer, through its members and their Affiliates, is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of oil and gas properties.  In making its decision to enter into this Agreement and to consummate the transaction it contemplates, Buyer, except to the extent of Seller’s express representations and warranties in Article IV, has relied on its own independent investigation, review and analysis of the Assets and the Conveyed Interests, which investigation, review and analysis was done by Buyer and its own legal, tax, economic, environmental, geological and geophysical, engineering and other advisors.  In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or any representatives or consultants or advisors engaged by or otherwise purporting to represent Seller or any Affiliate of Seller (except the specific representations and warranties of Seller set forth in Article IV and in any Conveyance).

Section 5.9      Brokers’ Fees.  Neither Buyer nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

Section 5.10    Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

Section 5.11    Regulatory.  At Closing, Buyer shall be qualified to own and hold oil, gas and mineral leases in all jurisdictions where the Conveyed Interests are located, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not cause Buyer to be disqualified as such an owner.

ARTICLE VI
CERTAIN AGREEMENTS

Section 6.1      Conduct of Business.  Seller agrees that, from and after the Execution Date until the Closing, except as expressly contemplated by this Agreement or as consented to in writing by Buyer such consent not to be unreasonably withheld, delayed or conditioned, Seller will:

(a)      develop the Assets in the ordinary course of business;

(b)      not amend or waive any material right under or terminate (other than by failing to renew an existing term), or permit any of its Affiliates to amend or waive any material right under or terminate (other than by failing to renew an existing term), an Applicable Contract;

(c)      not transfer, sell, mortgage, pledge, encumber or dispose of (or permit any Affiliates to do any of the foregoing) any portion of the Conveyed Interests except for (i) Permitted Encumbrances and (ii) anticipated expirations and sales listed on Schedule 6.1;

(d)      not grant or create any preferential right to purchase, right of first opportunity, right of first refusal or other transfer restriction or requirement with respect to the Conveyed Interests;

(e)      enter into any agreement that would require inclusion on Schedule 4.8(a) only with the consent of Buyer;

(f)       use commercially reasonable efforts to maintain in full force and effect all Oil and Gas Interests, except where any such Oil and Gas Interest terminates pursuant to its existing terms;

(g)      not take any action that would cause any of its representations or warranties in Article IV to be incorrect; and

(h)      not agree, whether in writing or otherwise, to do any of the things Seller has agreed not to do in this Section 6.1.

Section 6.2      Government Approval.  On or before the fifth Business Day after the Execution Date, Buyer shall cause to be filed with the appropriate Governmental Authorities in the Republic of Korea a signed copy of this Agreement and any other materials necessary to initiate the process required to satisfy the condition set forth in Section 7.4.

Section 6.3      Notifications.  Buyer and Seller agree that, from and after the Execution Date until the earlier of the Closing and termination of this Agreement in accordance with its terms, they will each promptly notify the other Party in writing of any event, change or circumstance that could cause a failure of any of the conditions set forth in Articles VII and VIII.

Section 6.4      Exclusivity/No-Shop.  Seller agrees that, from and after the Execution Date until the earlier of the Closing and termination of this Agreement in accordance with its terms, Seller will not, and will cause its Affiliates, and its and their employees, representatives, agents, brokers, investment bankers and any other Person engaged by or acting on behalf of Seller or any Affiliate of Seller not to, directly or indirectly, (a) solicit, initiate, facilitate or knowingly encourage any Competing Transaction or any inquiries or the making of any proposal that constitutes or reasonably could be expected to lead to a Competing Transaction, or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to (other than to inform such Persons that Seller is subject to an agreement relating to the sale of the Conveyed Interests), or otherwise cooperate with any Person in any way with respect to, or execute or enter into any contract or agreement with respect to any potential Competing Transaction.  Seller further agrees that from and after the Execution Date, until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller will, and will cause all of its Affiliates, and all of its and their employees, representatives, agents, brokers, investment bankers and any other Person engaged by or acting on behalf of Seller or any Affiliate of Seller to, cease and cause to be terminated immediately all existing discussions or negotiations with any Person (other than Buyer and its Affiliates) with respect to any Competing Transaction.

Section 6.5       Conditions.  Buyer and Seller will use their respective reasonable efforts (including, if required, the incurrence of other customary and reasonable costs and fees) to cause the conditions set forth in Articles VII and VIII to be satisfied prior to or on the Closing Date; provided that this Section 6.5 shall in no event require Buyer or Seller to waive any condition applicable to it.

Section 6.6       Buyer Guaranty.  Within five Business Days after the Execution Date, Buyer shall cause Buyer Guarantor to file necessary approvals with the Bank of Korea for Guarantor’s execution, delivery and performance of the Buyer Guaranty.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject to the satisfaction (or waiver by Buyer) on or prior to the Closing of each of the following conditions (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions):

Section 7.1       Representations.  The representations and warranties of Seller set forth in Article IV shall be true and correct (without regard to materiality qualifiers set forth therein) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a different specified date, which need only be true and correct as of such specified date), except as would not individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect.

Section 7.2       Performance.  Seller shall have performed or complied in all material respects with the obligations, agreements, and covenants of Seller contained in this Agreement (other than under Section 6.1(g)) as to which performance or compliance by Seller is required prior to or at the Closing Date.

Section 7.3       No Legal Proceedings; Illegality.  No material suit, action, or other proceeding brought by a Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal the Closing or the consummation of the transactions contemplated by this Agreement or the Transaction Documents shall be pending.  No order, award or judgment shall have been issued by any Governmental Authority to restrain, prohibit, enjoin, or declare illegal the Closing.

Section 7.4        Governmental Approvals.  Direct and indirect owners of equity interests in Buyer shall have received all required approvals from the applicable Governmental Authorities of the Republic of Korea for the remittance of funds, investments by Buyer, and all other activities contemplated by this Agreement and the other Transaction Documents, including any required approvals from the Bank of Korea, the foreign exchange bank in Korea and the Ministry of Knowledge and Economy of Korea.

Section 7.5        Closing Deliverables.  Seller shall have delivered to Buyer the Seller Deliverables.

Section 7.6        Title Failures.  The Net Title Adjustment Amount (determined as of Closing) shall not be a negative number whose absolute value is in excess of $4,500,000.

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject to the satisfaction (or waiver by Seller) on or prior to the Closing of each of the following conditions precedent (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions):

Section 8.1        Representations.  The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a different specified date, which need only be true and correct as of such specified date).

Section 8.2        Performance.  Buyer shall have performed or complied in all material respects with the obligations, agreements, and covenants of Buyer contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date and Seller shall have received a duly executed and delivered Buyer Guaranty.

Section 8.3        No Legal Proceedings; Illegality.  No material suit, action, or other proceeding brought by a Governmental Authority seeking to restrain, prohibit, or declare illegal the Closing or the consummation of the transactions contemplated by this Agreement or the other Transaction Documents shall be pending.  No order, award or judgment shall have been issued by any Governmental Authority to restrain, prohibit, enjoin, or declare illegal the Closing.

Section 8.4        Governmental Approvals.  Direct and indirect owners of equity interests in Seller shall have received all required approvals from the applicable Governmental Authorities of the Republic of Korea for the remittance of funds, investments by Seller, and all other activities contemplated by this Agreement and the other Transaction Documents, including any required approvals from the Bank of Korea, the Financial Supervisory Service of Korea and the Ministry of Knowledge and Economy of Korea.

Section 8.5         Closing Deliverables.  Buyer shall have delivered to Seller the Buyer Deliverables.

ARTICLE IX
CLOSING

Section 9.1       Closing.  Subject to the terms and conditions stated in this Agreement, the sale by Seller, and the purchase by Buyer, of the Conveyed Interests, pursuant to this Agreement (the “Closing”) shall occur on the fifth Business Day after the conditions to Closing in Articles VII and VIII have been satisfied (except for those conditions that by their nature are to be satisfied at the Closing), or such other date as Buyer and Seller may agree upon in writing.  The date of the Closing shall be the “Closing Date.”

Section 9.2        Place of Closing.  The Closing shall be held on the Closing Date at 10:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP located at 1000 Louisiana St., Suite 6800, Houston, Texas 77002, or such other time and place as the Parties may agree.

Section 9.3        Closing Obligations.

(a)       On the Closing Date, Buyer will deliver or cause to be delivered to Seller the following items (all documents will be duly executed and acknowledged, where required, by an authorized signatory of Buyer or, if applicable, Buyer’s Affiliates) (collectively, the “Buyer Deliverables”):

(i)          the Purchase Price, as calculated in accordance with Section 3.2, to an account or accounts designated by Seller (for the account of Seller designated by Seller in writing to Buyer no later than the fifth Business Day prior to Closing) by direct bank deposit or wire transfer in same day funds;

(ii)         Conveyances covering the Conveyed Interests in sufficient counterparts for recordation in each of the Subject Counties;

(iii)        the Participation Agreement and a Form JOA for each then existing Drilling Unit or Drilling Units (as defined in the Participation Agreement) executed by Buyer;

(iv)        the Memorandum and the memorandum to be attached as Exhibit H of the Form JOA, in each case in sufficient counterparts for recordation in each of the counties in which the Subject Properties are located, and reasonably acceptable to the Parties;

(v)         joinder agreements with respect to any Third Party JOAs (as defined in the Participation Agreement);

(vi)        an agreement executed by Atinum Partners Co., Ltd. terminating the Confidentiality Agreement;

(vii)       a certificate of the Secretary or Assistant Secretary of Buyer setting forth (1) resolutions with respect to the authorization of Buyer to execute and deliver this Agreement and the other Transaction Documents, (2) the names and titles and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement and the other Transaction Documents and (3) the organizational documents of Buyer, certified as being true and complete; and

(viii)      a certificate from a Responsible Officer of Buyer certifying on behalf of Buyer that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

(b)      On the Closing Date, Seller will deliver or cause to be delivered to Buyer the following items (all documents will be duly executed and acknowledged, where required, by an authorized signatory of Seller or an Affiliate of Seller, as applicable) (collectively, the “Seller Deliverables”):

(i)          Conveyances covering the Conveyed Interests in sufficient counterparts for recordation in each of the Subject Counties, which Conveyances shall be in a form acceptable for recordation in the necessary offices in each of the Subject Counties, including, where required by Law or the local recording office, Tax Identification Numbers and/or Uniform Parcel Identifiers;

(ii)         the Participation Agreement and a Form JOA for each then existing Drilling Unit or Drilling Units (as defined in the Participation Agreement) executed by Seller;

(iii)        the Memorandum and the memorandum to be attached as Exhibit H of the Form JOA, in each case in sufficient counterparts for recordation in each of the counties in which the Subject Properties are located, and reasonably acceptable to the Parties;

(iv)        executed statements described in Treasury Regulation §1.1445-2(b)(2) from Seller certifying that it is neither a foreign person nor a disregarded entity within the meaning of the Code;

(v)         an agreement executed by Seller Parent terminating the Confidentiality Agreement;

(vi)        fully executed security interest and lien releases on a form reasonably acceptable to Buyer for any security interests and liens on the Conveyed Interests described in Schedule 1.2;

(vii)       a certificate of the Secretary or Assistant Secretary of Seller setting forth (1) resolutions with respect to the authorization of Seller to execute and deliver this Agreement and the other Transaction Documents, (2) the names and titles and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other Transaction Documents and (3) the organizational documents of Seller, certified as being true and complete; and

(viii)      a certificate from a Responsible Officer of Seller certifying on behalf of Seller that the conditions set forth in Sections 7.1, and 7.2 have been satisfied.

Section 9.4       Records.  Following the Closing, Seller shall provide to Buyer reasonable access to the Records for purposes of allowing Buyer, at Buyer’s sole cost and expense, to copy the Records.  If information relating to Excluded Assets is included in the Records, Seller shall arrange, at Buyer’s request, for the redaction, at Buyer’s sole cost and expense, of such information.

ARTICLE X
ACCESS AND DISCLAIMERS

Section 10.1     Access.  Buyer acknowledges that, pursuant to its right of access to the Assets, Buyer may become privy to confidential and other information of Seller and its Affiliates and that such confidential information (including information and reports generated from such access by Buyer or Buyer’s Representatives) (a) prior to Closing, shall be deemed to be “Evaluation Material” under the Confidentiality Agreement, and (b) after Closing, shall be deemed to be “Confidential Data” under the Participation Agreement.

Section 10.2      Disclaimers.

(a)       EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ASSIGNMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)      EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, ARTICLE XI OR ANY CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO TITLE TO ANY OF THE ASSETS, THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, THE CONDITION, QUALITY, SUITABILITY OR MARKETABILITY OF THE ASSETS, INCLUDING THE MARKETABILITY OF ANY HYDROCARBONS, THE AVAILABILITY OF GATHERING OR TRANSPORTATION FOR HYDROCARBONS, THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS EXPRESSLY REPRESENTED OR WARRANTED OTHERWISE IN ARTICLE IV OR OTHERWISE SET FORTH IN ARTICLE XI OR ANY CONVEYANCE, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)       EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.16, SELLER HAS NOT MADE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO SELLER’S REPRESENTATIONS IN SECTION 4.16, BUYER SHALL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)       SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.2 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XI
TITLE MATTERS

Section 11.1       General Disclaimer of Title Warranties and Representations.  Without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets other than matters arising by, through or under Seller, and Buyer hereby acknowledges and agrees that (except for breaches of any of the covenants of Seller set forth in Section 6.1, for which Buyer will have the remedies provided in Article XII or the special warranty of title in any Conveyance) Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be as set forth in Section 11.2, and that the provisions of Article XII shall not apply with respect to any defect in title, including any Title Defect, to any of the Assets or any breach of any representation, warranty or covenant (other than any covenant set forth in Sections 6.1, 11.2, 11.3 or 14.8) relating to or affecting title, including any Title Defect, to any of the Assets.  Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Buyer shall not be prevented from delivering a Title Defect Notice with respect to any Title Defect caused by or arising from any matter disclosed on Schedule 4.7.

Section 11.2       Notice of Title Defects; Defect Adjustments.

(a)        Access for Title Due Diligence.  From and after the Execution Date and up to and including the Title Adjustment Claim Date, solely to conduct Buyer’s due diligence investigation of title matters relating to the Assets for purposes of this Article XI, Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers, landmen, consultants and other representatives of Buyer designated by Buyer (collectively, “Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all records and other documents in Seller’s or any of its Affiliates’ possession relating to the title condition of the Assets.  Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s and its Affiliates’ personnel knowledgeable with respect to the title condition of the Assets in order that Buyer may make such title diligence investigation as Buyer considers necessary or appropriate.  All title due diligence investigations conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense.

(b)        Title Claim Notices.  On or before the date that is six months following the Closing Date (the “Title Adjustment Claim Date”), (i) Buyer may deliver claim notices to Seller meeting the requirements of this Section 11.2(b) (collectively the “Title Defect Notices,” and each individually a “Title Defect Notice”) setting forth any matters that, in Buyer’s opinion, constitute Title Defects and that Buyer intends to assert as  Title Defects pursuant to this Article XI, and (ii) Seller may deliver claim notices to Buyer meeting the requirements of this Section 11.2(b) (collectively the “Title Benefit Notices,” and each individually a “Title Benefit Notice”) setting forth any matters that, in Seller’s opinion, constitute Title Benefits as of the Closing Date and that Seller intends to assert as a Title Benefit pursuant to this Article XI, which Title Benefit Notice must be accompanied by assignment(s) in the form of Exhibit B necessary to convey to Buyer Buyer’s Working Interest Share of any additional Net Acres determined to exist in connection with any Title Benefit to the extent not already covered by any Conveyance already delivered.  For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1), Buyer shall be deemed to have waived, and none of Seller or any of the Seller Indemnified Parties shall have any liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Adjustment Claim Date, and Seller shall be deemed to have waived, and none of Buyer or any of the Buyer Indemnified Parties shall have any liability for, any Title Benefit that Seller fails to assert as a Title Benefit by a Title Benefit Notice received by Buyer on or before the Title Adjustment Claim Date.  To be effective, each Title Defect Notice or Title Benefit Notice shall be in writing, and shall include (A) a description of the alleged Title Defect(s) or Title Benefit(s), as applicable, (B) the Subject Properties affected by the Title Defect or Title Benefit, as applicable (each a “Title Adjustment Property”), (C) the Property Designated Value of the Conveyed Interests in each Title Adjustment Property, (D) supporting documents available to the Party giving notice reasonably necessary for the Party receiving notice to verify the existence of the alleged Title Defect(s) or Title Benefit(s), as applicable, and (E) the amount by which the Party giving notice reasonably believes the Property Designated Value of the Conveyed Interests of each Title Adjustment Property is reduced by the alleged Title Defect(s) or increased by the alleged Title Benefit(s), as applicable, and the computations upon which the belief is based.  To give the Party receiving notice an opportunity to commence reviewing and curing Title Defects or an opportunity to commence reviewing Title Benefits, the Party giving notice agrees to use reasonable efforts to give the Party receiving notice, on or before the end of each calendar week prior to the Title Adjustment Claim Date, notice (which shall not constitute a Title Defect Notice or Title Benefit Notice) of all Title Defects or all Title Benefits, as applicable, discovered by such Party during the preceding calendar week, which notice shall be preliminary in nature and be supplemented prior to the Title Adjustment Claim Date; provided that failure to provide a preliminary notice of a Title Defect or Title Benefit shall not prejudice the right of Buyer or Seller, as applicable, to assert such Title Defect or Title Benefit in accordance with the terms hereunder.  Each of Buyer and Seller shall also promptly furnish the other with written notice of any Title Defect or Title Benefit, as applicable, which is discovered by any of its or any of its Affiliates’ employees, title attorneys, landmen or other title examiners prior to the Title Adjustment Claim Date.

(c)       Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the date that is six months following its receipt of a Title Defect Notice with respect to a Title Adjustment Property (each such six month period, a “Cure Period”), any Title Defects.

(d)       Title Claim Amounts.

(i)           If a Title Defect represents a discrepancy between (A) the actual Net Acres for the Title Adjustment Property and (B) the Net Acres for the Title Adjustment Property stated in Exhibit A, then the amount of such Title Defect (the “Title Defect Amount”) shall be the product obtained by multiplying the positive difference of (B) minus (A) by the Property Designated Value for the Title Adjustment Property; provided, however, that if the Title Defect does not affect the Subject Property throughout the entire life of the Subject Lease or interest, then the Title Adjustment Amount determined under this Section 11.2(d)(i) shall be reduced to take into account the applicable time period only.

(ii)          Except as provided in Section 11.2(d)(i), the Title Defect Amount shall be the amount by which the Property Designated Value of the Conveyed Interests attributed to the affected Title Adjustment Property is reduced as a result of the existence of the Title Defect and shall be determined in accordance with the following terms and conditions:

(A)           if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(B)            if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Adjustment Property;

(C)            if the Title Defect represents a discrepancy between (1) the actual Net Revenue Interest for the Title Adjustment Property and (2) the Net Revenue Interest for the Title Adjustment Property set forth in Exhibit A, and the Working Interest is not reduced proportionately or reduced by a greater amount, then the Title Defect Amount shall be the product of (x) the Property Designated Value of the Conveyed Interests attributed to the Title Adjustment Property multiplied by (y) a fraction, the numerator of which is the absolute value of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth in Exhibit A for the property;

(D)           if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Adjustment Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Property Designated Value of the Conveyed Interests attributed to the Title Adjustment Property, the portion of the Title Adjustment Property affected by the Title Defect, the legal effect of the Title Defect, the economic effect of the Title Defect over the life of the Title Adjustment Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the lesser of (1) the reasonable cost and expense of curing such Title Defect and (2) the Property Designated Value of the Conveyed Interests attributable to the Title Adjustment Property;

(iii)          The amount of any Title Benefit (“Title Benefit Amount”) shall be determined for Net Acres discrepancies, by multiplying Buyer’s Working Interest Share of the total additional Net Acres actually determined to exist with respect to such Title Benefit by the Property Designated Value; provided, however, that if the Title Benefit does not affect the Subject Property throughout the entire life of the Subject Lease or interest, then the Title Benefit Amount determined under this Section 11.02(d)(iii) shall be increased to take into account the applicable time period only.  If the Title Benefit represents a discrepancy between (1) the actual Net Revenue Interest for the Conveyed Interest and (2) the Net Revenue Interest for the Conveyed Interest set forth in Exhibit A, and the Working Interest is not increased proportionally or increased by a greater amount, then the Title Benefit Amount shall be the product of (x) the Property Designated Value of the Conveyed Interest multiplied by (y) a fraction, the numerator of which is the Net Revenue Increase and the denominator of which is the Net Revenue Interest set forth in Exhibit A for the Conveyed Interest.

(iv)          The Title Defect Amount or Title Benefit Amount with respect to a Title Adjustment Property shall be determined without duplication of any costs or losses included in another Title Defect Amount or Title Benefit Amount pertaining to the Title Adjustment Property hereunder.

(v)           Notwithstanding anything to the contrary, the aggregate Title Defect Amounts attributable to the effects of all Title Defects under this Section 11.2(d) on any Title Adjustment Property shall not exceed the Property Designated Value of the Conveyed Interests attributable to that Title Adjustment Property.

(vi)          For purposes of this Section 11.2(d), “Conveyed Interests” shall mean an undivided 50% of Seller’s right, title and interest in the Assets, as determined immediately prior to Closing.

(e)       Title Dispute Resolution.  Seller and Buyer shall attempt to agree on all Title Defects and Title Defect Amounts prior to the expiration of the applicable Cure Period and each Title Benefit as soon as practicable after delivery of the Title Benefit Notice.  If Seller and Buyer have not agreed to any Title Defect and Title Defect Amount and/or Title Benefit and Title Benefit Amount in dispute (a “Title Dispute”), either Party, by notice to the other, may require it to be exclusively and finally resolved pursuant to this Section 11.2(d) (which may be no earlier than the expiration of the applicable Cure Period in the case of a Title Defect or Title Defect Amount or the date that is 30 days after the delivery of the applicable Title Benefit Notice in the case of a Title Benefit or Title Benefit Amount).  There shall be a single arbitrator, who shall be a title attorney experienced in oil and gas titles involving properties in the regional area in which the Title Defect Properties or the Subject Property relating to the Title Benefit, as applicable, are located (the “Title Arbitrator”).  The Title Arbitrator shall be selected by agreement of Buyer and Seller within 15 days after the delivery of notice of the Title Dispute, and absent such agreement at the request of either Party, by the Houston, Texas office of the AAA.  The place of arbitration shall be Houston, Texas and the arbitration shall be conducted in accordance with the AAA Rules, to the extent those rules do not conflict with the terms of this Article XI.  In addition to being bound by and adhering to the rules and practices of the AAA and applicable law on arbitrator neutrality, the Title Arbitrator shall not have worked as an employee or outside counsel for either Party or any Affiliate of a Party during the five-year period preceding the arbitration or have any financial interest in the dispute.  The Parties shall instruct the Title Arbitrator to make an award within 20 days after the closing of the hearing.  The Title Arbitrator’s award shall be final and binding upon both Parties, without right of appeal.  In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 11.2(d) and the AAA Rules.  The Title Arbitrator, however, may not award (i) Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice, or a lower Title Defect Amount than the Title Defect Amount proposed by Seller in its response to such Title Defect Notice and (ii) Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Benefit Notice, or a lower Title Benefit Amount than the Title Benefit Amount proposed by Buyer in its response to such Benefit Notice or its applicable Benefit Notice, as applicable.  The Title Arbitrator shall determine the specific disputed Title Defect, Title Defect Amount, Title Benefit and Title Benefit Amount submitted by either Party and may not award damages, interest or penalties to either Party with respect to any other matter.  Seller and Buyer shall bear their own legal fees and other costs of presenting their case.  Seller and Buyer shall each bear one-half of the costs and expenses of the Title Arbitrator.

(f)        Payment for Title Defects and Title Benefits.  On or before the fifth Business Day after the latest of (A) the date on which the last applicable Cure Period expires, (B) the date on which the last outstanding Title Defect is cured by Seller or (C) the date on which the last outstanding Title Dispute is resolved:

(i)           If the Net Title Adjustment Amount is a positive number in excess of $1,050,000, then Buyer shall pay Seller, by a wire transfer of immediately available funds to an account specified by Seller, an amount equal to that excess, or

(ii)          If the Net Title Adjustment Amount is a negative number whose absolute value is in excess of $1,050,000, then Seller shall refund to Buyer, by wire transfer of immediately available funds to an account specified by Buyer, a portion of the Purchase Price equal to that excess or, at Buyer’s election, credit such amount against any amounts owing under any of the Transaction Documents.

“Net Title Adjustment Amount” means the result (which may be a positive or negative amount) of (x) the aggregate of all Title Benefit Amounts, minus (y) the aggregate of all Title Defect Amounts, minus (z) the Property Designated Value of any reduction in, or loss of, any acres included in the Conveyed Interests that results from the transfer, sale, mortgage, pledge, expiration, encumbrance or disposition between the Effective Date and the Closing Date of any portion of the Conveyed Interests in accordance with Section 6.1(c).  For the avoidance of doubt, no payment or other adjustment shall be made if the absolute value of the Net Title Adjustment Amount is equal to or less than $1,050,000.

Section 11.3      Casualty or Condemnation Loss.  If, after the Execution Date but prior to the Closing Date, (a) any portion of the Conveyed Interests is taken by any Governmental Authority in condemnation or under right of eminent domain, (b) any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any of the Conveyed Interests or portion thereof, but no taking of such Conveyed Interests or portion thereof occurs prior to the Closing Date, or (c) any portion of the Conveyed Interests is materially damaged or destroyed by fire or other casualty, then, in each case, the Conveyed Interests or portion thereof shall be excluded from the Conveyed Interests to be conveyed to Buyer to the extent of the interest affected by the condemnation or eminent domain or material damage or destruction, and the Purchase Price shall be reduced by the Property Designated Value of the relevant Conveyed Interest; provided, however, that Buyer shall have the right, on or before the tenth day after receipt of notice of any event described in clause (a), (b) or (c) of this Section 11.3, to elect, in its sole discretion, to continue to include such portion of the Conveyed Interests in the Conveyed Interests to be conveyed to Buyer, with no reduction in the Purchase Price.

ARTICLE XII
ASSUMPTION; SURVIVAL; INDEMNIFICATION

Section 12.1     Assumption by Buyer.  Without limiting Buyer’s rights to indemnity under this Article XII and Buyer’s remedies for Title Defects in Article XI, from and after the Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, to extent arising from, based upon, related to or associated with the Conveyed Interests, to the extent (and only to the extent) arising after the Effective Time, including such obligations and Liabilities under the Applicable Contracts and plugging and abandonment obligations arising after the Effective Time for wells drilled prior to the Effective Time; provided, however, that Buyer does not assume (and the Assumed Obligations shall not include) any claims for which Seller is required to indemnify Buyer pursuant to this Article XII or pay pursuant to Section 14.2 (the “Assumed Obligations”).

Section 12.2      Indemnities by Seller.  Effective as of the Closing, subject to the limitations set forth in Section 12.4 and otherwise in this Article XII, Seller and its successors and assigns shall be responsible for, shall pay, and will defend, indemnify and hold harmless Buyer and its Affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, equity holders, partners or members solely by virtue of holding publicly traded shares, units or other interests), and directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities to the extent arising from, based upon, related to or associated with:

(a)      any breach by Seller of its representations or warranties contained in Article IV;

(b)      any breach by Seller of its covenants and agreements under this Agreement;

(c)      any obligations or liabilities arising out of or relating to the ownership and operation of the Conveyed Interests by Seller prior to the Closing Date (to the extent not assumed by Buyer under Section 12.1); or

(d)      any obligations or liabilities of, or act or omission by, Seller or its Affiliates involving or relating to the ownership, use or operation of the Excluded Assets or any other assets excluded from the Conveyed Interests pursuant to the terms hereof, including with respect to the transport or disposal or the arrangement for transport or disposal of any Hazardous Substances from the Excluded Assets operated by Seller to any location not on the Assets or the exposure of any Person or property to Hazardous Substances generated at or arising out of the operations of the Excluded Assets by Seller and attributable to the period of Seller’s ownership of the Excluded Assets.

Section 12.3     Indemnities by Buyer.  Effective as of the Closing, Buyer and its successors and assigns shall be responsible for, shall pay, and will defend, indemnify, and hold harmless Seller and all of its equity holders, partners, members (excluding, in each case, equity holders, partners or members solely by virtue of holding publicly traded shares, units or other interests), and directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities to the extent arising from, based upon, related to or associated with:

(a)      any breach by Buyer of its representations or warranties contained in Article V;

(b)      any breach by Buyer of its covenants and agreements under this Agreement; or

(c)      the Assumed Obligations.

Section 12.4     Limitation on Liability.

(a)      Seller shall not have any liability for indemnification under Section 12.2(a) (except for liability for indemnification for breaches of the representations and warranties in Sections 4.1, 4.2, 4.11 or 4.12) or 12.2(b) (but only with respect to any breach of Section 6.1(g) to the extent that that breach would cause a breach of a representation or warranty subject to this Section 12.4(a)) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds the Aggregate Deductible, and then only to the extent such damages exceed the Aggregate Deductible.

(b)      Notwithstanding anything to the contrary contained in this Agreement, (i) Seller shall not be required to indemnify Buyer under Sections 12.2(a) (except for liability for indemnification for breaches of the representations and warranties in Sections 4.1, 4.2, 4.11 and 4.12) or 12.2(b) for aggregate Liabilities in excess of $10,000,000; and (ii) the sum of the total liability of Seller for any indemnity under Section 12.2(a), 12.2(b) and 12.2(c) and the Net Title Adjustment Amount, if any, for which Seller shall be responsible under Article XI shall not exceed the aggregate of the Purchase Price plus the Drilling Carry Cap plus the amount of PA Payments.

(c)       The limitations of this Section 12.4 shall not apply to Seller’s obligation to bear and pay any amounts for which Seller is responsible under Section 14.2.

(d)       EXCEPT FOR DAMAGES PAID TO THIRD PERSONS TO WHICH AN INDEMNITY OR CONTRIBUTION OBLIGATION UNDER SECTION 12.2 OR SECTION 12.3 APPLIES, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR EXEMPLARY, PUNITIVE, TREBLE, INDIRECT, OR CONSEQUENTIAL DAMAGES, AND THE PARTIES AND THEIR AFFILIATES WAIVE ANY RIGHT THEY MAY HAVE TO RECOVER SUCH DAMAGES FROM ONE ANOTHER.

(e)       For purposes of determining whether there is a breach of any representation, warranty, covenant or agreement for which Buyer is entitled to indemnification under this Agreement and the amount of damages therefrom to which Buyer is entitled under this Agreement, the words “Seller Material Adverse Effect,” “material,” “materially,” and words of similar import in the applicable provisions of this Agreement shall be disregarded.

Section 12.5     Express Negligence.  THE INDEMNIFICATION, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, BUT NOT THE GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 12.6     Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, Sections 11.1, 12.2, 12.3, 13.2 and 13.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement; provided, however, that nothing in this Section 12.6 shall limit Buyer’s remedies for Title Defects in Article XI, and nothing herein shall limit in any way any Party’s remedies in respect of fraud or willful misconduct by the other Party in connection with the transactions contemplated hereby; provided, further, that nothing herein shall limit in any way a Party’s remedies under any other Transaction Document.

Section 12.7      Indemnification Procedures.  All claims for indemnification under Sections 12.2 and 12.3 shall be asserted and resolved as follows:

(a)       For purposes of this Article XII, the term “Indemnifying Party,” when used in connection with particular Liabilities, shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to this Article XII, and the term “Indemnified Party,” when used in connection with particular Liabilities, shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by a Party pursuant to this Article XII.

(b)       To make a claim for indemnification under Sections 12.2 or 12.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.7, including the specific details of, the facts underlying and the specific basis under this Agreement for its claim (the “Claim Notice”).

(c)       If a claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, however, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.7 shall not relieve the Indemnifying Party of its obligations under Sections 12.2 or 12.3 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that a claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(d)       In the case of a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party whether it shall assume the defense of such Third Party Claim.  The Indemnified Party is authorized, prior to notice by the Indemnifying Party that it shall assume the defense of such Third Party Claim, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(e)        If the Indemnifying Party shall have assumed the defense of the Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest.  The Indemnified Party may participate in, at its own expense, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.7.  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity set forth in this Article XII).

(f)        If the Indemnifying Party does not assume the defense of the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel reasonably satisfactory to the Indemnifying Party.  Any settlement of the Third Party Claim shall require the consent of the Indemnifying Party, unless the settlement is solely for money damages and results in a final resolution, and an unconditional written release, of the Indemnified Party’s Liability with respect to such claim.

Section 12.8       Survival.

(a)        The representations and warranties of the Parties in Articles IV and V (other than, (i) the representations and warranties in Sections 4.11, 4.12, 4.13, and 5.9, which shall survive for the applicable statute of limitations, (ii) the representations and warranties in Sections 4.1, 4.2, 5.1, and 5.2, which shall survive indefinitely, and (iii) the representations and warranties in Section 5.7, which shall not survive the Closing), shall survive for 18 months after the Closing Date.  Representations and warranties shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide Third Party Claim (or claim) asserted pursuant to this Agreement with respect to such a representation and warranty prior to its expiration date.

(b)        The indemnities in Sections 12.2(a) and 12.3(a) shall terminate as of the termination date of each respective representation and warranty that is subject to indemnification; provided, however, that such termination shall not terminate or otherwise affect any Third Party Claim (or other claim) properly asserted pursuant to Article XII prior to the date of such termination (in the case of a representation and warranty) or any Third Party Claim (or other claim) properly asserted pursuant to Article XII with respect to breaches of any representations or warranties occurring prior to the date of such termination.  The indemnities in Sections 12.2(b) and 12.3(b) with respect to each covenant or agreement shall survive until such covenant or agreement has been fully performed and the statute of limitations applicable to any breach thereof has expired.  Buyer’s indemnities in Section 12.3(c) shall survive the Closing without time limit.  Seller’s indemnities set forth in Sections 12.2(c) and 12.2(d) shall survive the Closing without time limit.

Section 12.9       Waiver of Right to Rescission.  Subject to Sections 13.2 and 13.3, the Parties acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement.  Subject to Sections 13.2 and 13.3, as the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 12.10     Insurance; Taxes.  The amount of any Liabilities for which an Indemnified Party is entitled to indemnification under this Agreement shall be reduced by any corresponding net tax benefit or insurance proceeds realized by such Indemnified Party or its Affiliates from third party insurers with respect to such Liabilities (net of any collection costs, and excluding the proceeds of any insurance underwritten by the Indemnified Party or its Affiliates).

Section 12.11     Disclaimer of Application of Anti-Indemnity Statutes.  The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE XIII
TERMINATION, DEFAULT AND REMEDIES

Section 13.1        Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)         written consent of both Parties;

(b)         by either Party, in writing delivered to the other Party after 60 days after the Execution Date (the “Termination Date”), if the Closing has not occurred by such date; provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available to a Party that has breached in any material respect any of its obligations under this Agreement and that breach has been the cause of, or resulted in, the failure of the satisfaction of a condition to the Closing to occur on or before the Termination Date;

(c)         by either Party, in writing delivered to the other Party, without prejudice to other rights and remedies that the terminating Party may have, if the other Party (i) has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) has materially breached any of its representations or warranties contained herein, in each of cases (i) and (ii), such that the conditions set forth in Sections 7.1, 7.2, 8.1 or 8.2, as applicable, are not satisfied on or before the Termination Date or are incapable of being satisfied;

(d)         by either Party, in writing delivered to the other Party, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the Parties that prohibits or restrains the Parties from consummating the Closing; provided that such Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry by any such Governmental Authority;

(e)         by Buyer, in writing delivered to Seller, if any of the conditions set forth in Article VII have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by Buyer; or

(f)          by Seller, in writing delivered to Buyer, if any of the conditions set forth in Article VIII have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by Seller.

Section 13.2         Failure to Close and Remedies.  Without prejudice to other rights and remedies that may be available to the non-breaching Party, the Parties agree that, in the event Closing does not occur by the Termination Date as a result of the breach by a Party of any of its covenants or agreements in this Agreement in any material respect prior to the Closing, the other Party shall be entitled, at its option, in lieu of terminating this Agreement, to enforce specific performance and other equitable remedies by way of injunction.  Each Party agrees to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

Section 13.3         Effects of Termination.  If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 13.1, then, except for the provisions of Sections 1.1, 1.2, 10.1, 13.3, 13.4, 14.2(a), 14.6, 14.7, 14.10, 14.11, 14.12 and 14.14, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the material breach by a Party of any of its covenants or agreements hereunder prior to the Closing; provided, however, that, except as stated above, in the case of material breach by either Party of any of its covenants or agreements hereunder prior to the Closing, the other Party shall be entitled to all remedies available at Law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

Section 13.4         Return of Documentation and Confidentiality.  Upon termination of this Agreement, the Confidentiality Agreement shall govern the return, destruction and confidentiality of all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Conveyed Interests.

ARTICLE XIV
MISCELLANEOUS

Section 14.1        Exhibits and Schedules.  All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party and its counsel has received a complete set of Exhibits and Schedules prior to and as of the Closing Date.

Section 14.2         Expenses and Taxes.

(a)          Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b)          All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Conveyances), conveyances or other instruments required to convey title to the Conveyed Interests to Buyer shall be borne by both Parties in equal shares.  Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred or imposed on Seller with respect to the ownership of the Assets through the Closing Date and the transactions described in this Agreement.  All state, county and local sales and use taxes and transfer and similar taxes (including any applicable interest or penalties) (the “Transfer Taxes”) incurred or imposed with respect to the transactions contemplated in Section 2.1 shall be borne equally by Seller and Buyer.  Seller shall assume responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Conveyed Interests for (i) any period ending prior to the Effective Time and (ii) any Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending immediately prior to the Effective Time and the denominator of which is the number of days in the entire Straddle Period.  All Asset Taxes with respect to the ownership or operation of the Conveyed Interests arising on or after the Effective Time (including all Straddle Period Taxes not apportioned to Seller) shall be allocated to and borne by Buyer.  Upon determination of the actual amount of Asset Taxes, Seller shall promptly pay to Buyer any additional amount necessary to equal Seller’s share of the Asset Taxes.  In the event the amount of Asset Taxes paid by Seller exceeds Seller’s share of Asset Taxes, Buyer promptly shall pay the amount of any such excess to Seller.

(c)          Seller shall timely file any return with respect to Asset Taxes due on or before the Closing or that otherwise relates solely to periods before the Closing (a “Pre-Closing Asset Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Asset Tax Return, subject to Seller’s right of reimbursement for any Asset Taxes for which Buyer is responsible under Section 14.2(b).  Not less than fifteen (15) days prior to filing, Seller shall deliver to Buyer a draft of any such Pre-Closing Asset Tax Return for Buyer’s review and approval (which approval will not be unreasonably withheld or delayed).

Section 14.3        Allocation of Consideration for Tax Purposes.  Seller and Buyer agree that the portion of the Purchase Price, as adjusted, and the Assumed Obligations treated for federal tax purposes as consideration for a sale transaction (collectively, the “Allocable Amount”) shall be allocated among the various Conveyed Interests for federal and state income tax purposes.  The initial draft of such allocations shall be prepared by Seller in a manner consistent with Schedule 14.3 and shall be provided to Buyer no later than the date occurring four months after the Closing.  Seller and Buyer shall then cooperate to prepare a final schedule of the Allocable Amount among the Conveyed Interests, which shall also be materially consistent with Schedule 14.3 (as adjusted, the “Allocation Schedule”).  The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount.  The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer (and/or the Tax Partnership, as appropriate) with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code.  Each Party agrees not to (and to cause the Tax Partnership not to) take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by applicable Law or with the consent of the other Party.  The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the Conveyed Interests described therein.

Section 14.4         Assignment.  This Agreement may not be assigned by either Party, in whole or in part, without the prior written consent of the other Party.

Section 14.5         Preparation of Agreement.  Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 14.6         Publicity.  Neither of the Parties nor their Affiliates shall issue any press release or similar public announcement pertaining to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing Party shall provide prior notice of such press release or public announcement to the other Party; provided, however, that, in the case of any press release or public announcement to be issued or made in connection with Closing, the Parties agree to reasonably cooperate in advance of such issuance or announcement.

Section 14.7         Notices.  All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon receipt.  Addresses for all such notices and communication shall be as follows:

If to Seller:

Gastar Exploration USA, Inc.
1331 Lamar, Suite 1080
Houston, Texas 77010

Attn: J. Russell Porter, President & CEO
Fax: (713) 739-0458

with a copy to:

Vinson & Elkins, LLP
1001 Fannin Street, Suite 2500
Houston, Texas 7702-6760
Attn: T. Mark Kelly
Fax: (713) 615-5531

If to Buyer:

Atinum Marcellus I LLC
333 Clay, Suite 700
Houston, Texas 77002
Attn: Sibok Kim
Fax: (713) 850-1879

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana St., Suite 6800
Houston, TX 77002
Attn:  John C. Ale
Fax:  713-483-9263

Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.

Section 14.8       Further Cooperation.  Without limiting the other terms of this Agreement, after the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer that may be required to convey and deliver the Conveyed Interests to Buyer and to accomplish the orderly transfer of the Conveyed Interests to Buyer, in the manner contemplated by this Agreement and to accomplish the transactions contemplated by this Agreement.  If either Party receives monies belonging to the other Party, such amount shall immediately be paid over to the proper Party.  If an invoice or other evidence of an obligation is received by a Party that is partially an obligation both of Seller and Buyer, then the Parties shall consult with each other, and each Party shall promptly pay its portion of such obligation to the obligee.

Section 14.9       Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Seller shall (a) record the Conveyances of the Conveyed Interests and all state/federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies, and (b) actively pursue the unconditional approval of all applicable Customary Post-Closing Consents (provided that Seller shall cooperate with Buyer in obtaining such approvals as may be reasonably necessary).  Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval.

Section 14.10       Entire Agreement; Conflicts; Confidentiality Agreement.

(a)          THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO, THE OTHER TRANSACTION DOCUMENTS AND, SUBJECT TO SECTION 14.10(b), THE CONFIDENTIALITY AGREEMENT, COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF (SPECIFICALLY INCLUDING THE LETTER DATED JULY 27, 2010 AMONG ATINUM PARTNERS CO., LTD., FINE PARTNERS CORP. AND GASTAR EXPLORATION LTD., RELATING TO EXCLUSIVITY). THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENT OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.10(a).

(b)          Prior to Closing, the Parties agree that the Confidentiality Agreement shall remain in effect following the Execution Date and any termination of this Agreement in accordance with Article XIII.

Section 14.11       Parties in Interest.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors, and permitted assigns.  No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

Section 14.12        Amendment.  This Agreement may be amended only by an instrument in writing executed by the Parties hereto against whom enforcement is sought.

Section 14.13      Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents, or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by a Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty.  The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 14.14       Governing Law; Dispute Resolution.

(a)         THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF TEXAS (EXCEPT THAT, WITH RESPECT TO ISSUES RELATING TO TITLE TO REAL PROPERTY LOCATED IN (I) PENNSYLVANIA, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA SHALL GOVERN, (II) WEST VIRGINIA, THE LAWS OF THE STATE OF WEST VIRGINIA SHALL GOVERN, (III) NEW YORK, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND (IV) OHIO, THE LAWS OF THE STATE OF OHIO SHALL GOVERN), EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER TO THE LAWS OF ANOTHER JURISDICTION.

(b)         ANY DISPUTE, CONTROVERSY OR CLAIM, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS THEY CONTEMPLATE, OR THE VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE, BREACH, TERMINATION OR ENFORCEABILITY OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STATUTE, COMMON LAW, OR EQUITY (A “DISPUTE”) SHALL BE FINALLY, EXCLUSIVELY AND CONCLUSIVELY RESOLVED BY BINDING ARBITRATION UNDER THE RULES OF ARBITRATION OF THE INTERNATIONAL CHAMBER OF COMMERCE (THE “ICC”) THEN IN EFFECT (THE “ICC RULES”), EXCEPT AS MODIFIED IN THIS AGREEMENT.  THE AGREEMENT TO ARBITRATE AS SET OUT IN THIS SECTION 14.14 SHALL BE BINDING ON AND SHALL INURE TO THE BENEFIT OF THE PARTIES AND THEIR AFFILIATES.

(c)         The arbitral tribunal shall be comprised of three arbitrators.  The claimant shall nominate one arbitrator and the respondent shall nominate one arbitrator in accordance with the ICC Rules, and the two arbitrators so nominated shall nominate a third arbitrator, who shall chair the arbitral tribunal within 30 days of the confirmation by the ICC Court of Arbitration (the “ICC Court”) of the appointment of the second arbitrator.  If the chair or any other arbitrator is not timely appointed, on the request of either Party the chair or the other arbitrator shall be appointed by the ICC Court.  Any chair appointed by the ICC Court shall be an experienced arbitrator, with at least 15 years’ experience as a judge or practicing attorney, and shall be unaffiliated and without prior or current financial alliances with any party.  If practicable, the chair shall also have experience relating to transactions involving the acquisition, development and operation of oil and gas leases.

(d)        The arbitration proceedings shall be conducted in the English language, and all documents not in English submitted by either Party as evidence must be accompanied by a certified English translation.  The arbitration proceedings shall be conducted and any arbitral award shall be rendered in Houston, Texas.

(e)         Any claim that involves a Dispute relating to rights or obligations that are also the subject of a dispute arising under or relating to another agreement involving one or more of the Parties may be joined in a single arbitration by the claimant, and any arbitration under this Agreement that involves a dispute relating to rights or obligations that are also at issue in another arbitration proceeding under another agreement involving one or both of the Parties shall, at the request of either Party, be consolidated with that other arbitration proceeding, with the consolidated proceeding to be conducted as a single arbitration before the panel of arbitrators appointed or nominated in connection with the earliest-initiated arbitration of the arbitrations to be consolidated; provided, that the arbitral panel for the arbitration so selected determines that: (i) the later Dispute presents significant issues of law or fact in common with those in the prior pending arbitration, (ii) neither Party to the dispute would be unduly prejudiced and (iii) such consolidation would not result in undue delay for the prior pending arbitration.  The Parties agree that, upon such an order of consolidation, they will promptly discontinue any arbitration, the subject of which has been consolidated into another arbitral proceeding in connection with this Agreement.

(f)         Each Party shall have the right to request the other Party to produce certain specified documents or categories of documents directly relevant to the issues in dispute.  In making any determination regarding the scope of production, the arbitral tribunal shall be guided by the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration.

(g)        The arbitration hearing on the merits shall begin no later than six months after the appointment of the arbitrators is completed, unless the arbitrators determine, upon good cause shown, that the commencement of the hearing should be deferred until up to nine months after the appointment of the arbitrators is completed.  The award shall be rendered no later than 30 days after the hearing on the merits is concluded.

(h)        In rendering an award, the arbitral tribunal shall be required to follow the law of the jurisdiction designated by the Parties herein, provided that issues involving application of arbitration law shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq.  The artibtral tribunal shall not be empowered to award any damages limited by Section 12.4(d).  In addition to direct damages, subject to Section 12.6, the arbitral tribunal may award temporary or permanent injunctive relief, and any other relief available at law or in equity, including but not limited to specific performance of any obligation under this Agreement or any ancillary agreement.  The arbitral tribunal shall award costs, attorneys’ fees, and expert witness fees to the prevailing Party.  The award shall include interest, at the Specified Rate (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law), from the date of any default, breach, or other accrual of a claim until the arbitral award is paid in full. The award shall be final and binding upon the Parties subject only to grounds and procedures for vacating or modifying the award under the Federal Arbitration Act, 9 U.S.C. §§ 1 et. seq.  The award shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal.  Judgment upon any award may be entered in any court having jurisdiction thereof, over a Party or any of its assets. The Parties and their Affiliates agree to jointly request that any application for recognition or enforcement of an award be decided by the court on an expedited basis.  All Parties and their Affiliates waive their right to appeal any court order confirming, recognizing, or enforcing the award.  The Parties and their Affiliates do not waive any rights they may have to appeal a court order refusing to confirm, recognize, or enforce an award.

(i)          By agreeing to arbitration, the Parties do not intend to deprive any court sitting in Houston, Texas of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award.  The Parties and their Affiliates agree that no court other than a court sitting either in Houston, Texas will have authority or jurisdiction to enter interim orders, including but not limited to temporary restraining orders or temporary injunctive relief, and the Parties and their Affiliates shall not make any application for interim orders to any court other than a court sitting in Houston, Texas. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court sitting in Houston, Texas, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to the arbitration to request that any court modify or vacate any temporary or preliminary relief issued by that court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(j)          All notices by one party to a Dispute to another in connection with the arbitration shall be in accordance with the provisions of Section 14.7.  Additionally, Buyer has appointed CT Corporation System, 350 N. St. Paul St. Ste 2900, Dallas, TX 75201, as its agent for service of process in connection with any Dispute or in connection with any application for an interim order from a court sitting in Houston, Texas.  Buyer shall maintain the appointment and designation described in this Section 14.14(j) for service of process in Texas until the earlier of (a) one year following the expiration or termination of this Agreement and (b) the expiration or termination of the Participation Agreement; provided that such one year period shall be tolled in the event that this Agreement terminates as a result of any material breach by Buyer.  The Parties agree that service of process in any court proceeding of the type described in Section 14.14(h) or Section 14.14(i) shall be effective if sent by certified mail to the Party to be served in the manner provided for the giving of notices in Section 14.7.

(k)         The arbitration conducted pursuant hereto shall be confidential.  No party to a Dispute shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another party to the Dispute in the arbitration proceedings or about the existence, contents or results of the proceeding, except as may be required by a Governmental Authority or by law or a regulatory authority or as required in an action in aid of arbitration or for enforcement of an arbitral award.  Before making any disclosure permitted by the preceding sentence, the party to the Dispute intending to make the disclosure shall notify the other parties to the Dispute of the intended disclosure and afford them a reasonable opportunity to protect their interests.

Section 14.15      Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.16      Multiple Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties.  A facsimile or email transmission of a scanned, executed counterpart of this Agreement shall be sufficient to bind a Party to the same extent as an original.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on Execution Date.

SELLER:

Gastar Exploration USA, Inc.

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	President and Chief Executive Officer

BUYER:

Atinum Marcellus I LLC

By:	/s/ Kyung Soo Chung
Name:	Kyung Soo Chung
Title:	President

Signature Page to
Purchase and Sale Agreement